FOR IMMEDIATE RELEASE
MAY 7, 2015

CHESAPEAKE UTILITIES CORPORATION BOARD OF DIRECTORS
APPOINTS JOHN R. SCHIMKAITIS CHAIRMAN OF THE BOARD

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake”) today announced that on May 6, 2015, its Board of Directors appointed John R. Schimkaitis to serve as Chairman of the Board, effective May 6, 2015.

Mr. Schimkaitis has served as a director of the Company since 1996 and Vice Chairman of the Board of Directors since 2010. He succeeds Ralph J. Adkins, who has served as Chairman of the Board since 1997. Mr. Adkins will continue to serve as a director on the Company’s Board. In recognition of his extraordinary contributions over the past 50 years to the Company, its employees, and the communities it serves, the Board has designated Mr. Adkins as Chairman Emeritus. Today’s announcement follows the succession plan for the Board.

Mr. Schimkaitis has 40 years of experience in the utilities industry, including 25 years in key management roles with Chesapeake as well as more than five years of service as the non-employee Vice Chairman of the Board. His knowledge about the Company, its service territories and the utilities industry, as well as his business acumen and skills, has contributed to Chesapeake’s continued growth.

“I want to thank Ralph for all of his contributions and leadership and look forward to working with the Board, as well as with the management team to continue the strong growth and success of Chesapeake as we further expand the business in current and new territories,” said Mr. Schimkaitis.

“It has been a privilege to serve as Chairman and I am proud to continue to serve on the Board. Given the strength of our business and the significant opportunities ahead of us, we are well positioned for continued success,” added Mr. Adkins.

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“Ralph and John are exceptional directors who have repeatedly demonstrated their ability to lead and capitalize on opportunities that generate value for our shareholders,” said Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation.

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at www.chpk.com.

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For more information, contact:

James Moriarty
Vice President and General Counsel
Chesapeake Utilities Corporation
302.736.7871